Universal Bioenergy Announces It’s Fiscal 2010 Results Of Operations

IRVINE, Calif.,  April 19 2011 – Universal Bioenergy, (Pink Sheets: UBRG), a publicly traded energy company, announced today, it’s results of operations, for the year ending December 31, 2010.

The Company’s  total revenues for the twelve  months ended  December  31, 2010 were $41,282,201 as compared to $0 for the same period in 2009.  The  total  revenues for the three months ended December  31, 2010 were $20,936,667 as compared to $0 for the same period in 2009. The Company currently generates the majority of its consolidated revenues and cash flow from the marketing of natural gas.  We incurred losses of approximately  $566,000 for the  twelve months ended December 31, 2010,  as compared to $1,872,448 for the same period ended December 31, 2009.  Current management has created significant value and generated revenues of $41,282,201, since the acquisition of NDR Energy on April 12, 2010, when previously there were no revenue generated in the prior  years.

This information is preliminary and unaudited. The Company anticipates the formal audit of their financial records, will be completed soon, and the full details of its financial results will be reported  in its Form 10K Annual Report, to be filed with the SEC.

Vince M. Guest, Universal’s President states, “Due to  all the major activity for the Company in 2010, our Auditor’s must perform an  audit on Universal, a review of NDR Energy Group’s records for the last five years, an audit for NDR  for the last  two years, an audit of Texas Gulf Oil & Gas, and all related contracts and documents. The  amount of work involved, and extent of this  audit has caused a delay in the filing of the Form 10K Annual Report. We apologize to our shareholders for the delay.  We expect the filing of the Form 10K to be completed very soon.”

About  The Company

Universal Bioenergy Inc. is an alternative energy company, and intends to create and market natural and alternative energy sources including natural gas, solar, biofuels, wind, synthetic fuels and related energy technology  products. It plans to build the company into a prominent player in  alternative energy.

For inquiries contact: Media Relations: Solomon Ali at 704-837-5705

- END -

Safe Harbor Statement - There are matters discussed in this media information that are forward looking statements within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. Such statements are only forecasts and actual events or results may differ materially from those discussed. For a discussion of important factors which could cause actual results to differ from the forward looking statements, refer to Universal Bioenergy Inc.’s most recent annual report and accounts and other SEC filings. The company undertakes no obligation to update publicly, or revise, forward looking  statements, whether as a result of new information, future events or otherwise, except to the extent legally required.